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                                                                  EXHIBIT 10.26

[DAS LOGO]

DRUGABUSE SCIENCES, INC.
1430 O'Brien Drive, Suite E
Menlo Park, CA 94025
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TEL: (650) 462-1000     FAX: (650) 462-1003      EMAIL: ppouletty@sangstat.com


December 26, 1999


Stanley A. Kaplan, Ph.D.
2 Trinity Court
Menlo Park, CA  94025

Dear Stanley:

         This letter confirms the agreement between you and DrugAbuse Sciences, Inc. (the "Company") regarding your separation from employment with the Company.

         1. Your employment with the Company will continue through and until December 31, 1999. (the "Termination Date"). Effective immediately and continuing through the Termination Date (the "Transition Period"), you will serve as the Company's President, reporting to Dr. Philippe Pouletty. Your tasks as President throughout the Transition Period will be assigned at Dr. Pouletty's sole discretion. You hereby agree that you resign your positions as a member of the Company's Board of Directors and as the Company's Chief Executive Officer effective immediately.

         2. On the Termination Date, the Company will pay you all of your accrued but unused vacation pay (8 days) and all of your salary earned through the Termination Date. In addition, pursuant to the offer letter executed by you and the Company on September 4, 1998, on the Termination Date the Company will pay you a lump-sum payment of $30,834.00, less all applicable withholdings, which is equal to 2 months of your current base salary. You agree that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this letter.

         3. Provided that you execute this letter, you and the Company agree that you will serve as a part time consultant to the Company for a three-month period beginning January 10, 2000 and continuing through April 9, 2000 (the "Consultant Period"). As a consultant to the Company, you will report to the Company's CEO, and will be responsible for writing and seeking research grants and filing grant applications. During the Consultant Period, the Company will pay you $7,800 per month for 20 hours of effective work per week, upon

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                  receiving corresponding work reports and invoices; you
                  will be responsible for the payment of all applicable federal, state and local taxes. Throughout the Consultant Period your relationship to the Company will be that of an independent contractor. As an independent contractor, you will not be eligible to participate in any of the Company's employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs. You agree that during the Consultant Period you will be responsible for maintaining, at your own expense, a place of work, any necessary equipment and supplies, and appropriate communications facilities.

         4. You understand and agree that you hold an option granted on September 8, 1998, for 547,689 shares of the Company's common stock at an exercise price of $0.05 (the "First Option"). In addition, you hold a second option for 547,689 shares granted on September 8, 1998 at an exercise price of $0.05 (the "Second Option"). As of the Termination Date, 182,489 shares of the First Option will have vested in full, and 365,200 shall remain unvested. Although you are not otherwise entitled to vesting of the Second Option, provided that you execute this letter agreement, the Board of Directors, in its sole discretion, has agreed that as of the Effective Date of this letter agreement, 109,538 of the shares subject to the Second Option vest in full and 438,051 shall remain unvested. You agree that except as provided herein, all vesting of the First and Second Options shall cease as of the Termination Date. You acknowledge that you have no other stock rights in the Company (or any parent or subsidiary) other than those rights enumerated in this paragraph and all terms, conditions and limitations applicable to the First and Second Options as set forth in the applicable stock option agreements and the Company's Stock Option Plan shall remain in full force and effect. You agree to execute lock up agreements requested by underwriters upon a public offering, and the company will provide you with corresponding stock certificates.

         5. In consideration for entering into the above-described consultant relationship with the Company, and receiving the vesting of the Second Option as described above, you waive and release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors, or past or present subsidiaries, officers, directors, agents, employees, assigns, and employee benefit plans with respect to any matter, including but not limited to, any matter related to your employment with the Company or the termination of that employment, including, without limitation, claims of wrongful discharge, emotional distress, defamation, fraud, breach of contract, breach of the covenant of good faith and fair dealing, any claims of discrimination or harassment based on sex, age, race, national origin, disability or on any other basis, under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, and all other laws and regulations relating to employment.

         6.       You expressly waive and release any and all benefits under
                  Section 1542 of the CIVIL CODE OF THE STATE OF CALIFORNIA (or any analogous law of any other state), which reads as follows:
                  "A general release does not extend to claims which the

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                  creditor does not know or suspect to exist in his favor at the time of executing the release which, if known by him, must have materially affected his settlement with the debtor."

         7. Nothing contained in this letter shall constitute or be treated as an admission by you or the Company of liability, of any wrongdoing, or of any violation of law.

         8. At all times in the future, you will remain bound by the Company's Proprietary Information and Invention Agreement signed by you on June 1, 1999, a copy of which is attached.

         9. You agree that you will not disclose to others the fact or terms of this letter, except that you may disclose such information to your attorney or accountant in order for such individuals to render services to you.

        10. You agree that at all times in the future you will not make any negative or disparaging remarks of any kind regarding the Company, its employees, officers, directors, affiliates, products, investors, business practices or operations. In addition, you agree that you will have no communications of any kind, or enter into any agreement of any kind, whether oral, written or otherwise, with any current Company investor, business partner, research affiliate, collaborator, advisor or grant provider on matters regarding or related to the Company without the prior express consent of the CEO.

        11. You agree that except as expressly provided in this letter, this letter renders null and void any and all prior agreements between you and the Company. You and the Company agree that this letter constitutes the entire agreement between you and the Company regarding the subject matter of this agreement, and that this letter may be modified only in a written document signed by you and a duly authorized officer of the Company.

        12. This agreement shall be construed and interpreted in accordance with the laws of the State of California.

        13. Any controversy involving the construction or application of any terms, covenants or conditions of this letter, or any claims arising out of any alleged breach of this letter will be governed by the rules of the American Arbitration Association and submitted to and settled by final and binding arbitration in Santa Clara County, California, except that any alleged breach of the Company's Proprietary Information and Inventions Agreement shall not be submitted to arbitration and instead the Company may seek all legal and equitable remedies, including, without limitation, injunctive relief.

        14. You have up to twenty-one (21) days after receipt of this letter within which to review it, and to discuss it with an attorney of your own choosing regarding whether or not you wish to execute it. Furthermore, you have seven (7) days after you have signed this letter during which time you may revoke this agreement.



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        15.       If you wish to revoke this agreement, you may do so by
                  delivering a letter of revocation to me. Because of this revocation period, you understand that the agreement set forth in this letter shall not become effective or enforceable until the eighth day after the date you sign this letter (the "Effective Date").

        Please indicate your agreement with the above terms by signing below.

                                          Sincerely,



                                          /s/ Philippe Pouletty, M.D.
                                          ------------------------------------
                                          Philippe Pouletty, M.D.


        My agreement with the terms of this letter is signified by my signature below. Furthermore, I acknowledge that I have read and understand this letter and that I sign this release of all claims voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this letter.


Dated: 12/31/99                         /s/ Stanley A. Kaplan
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                                        Stanley A. Kaplan, Ph.D.


Attachment:  Proprietary Information and Inventions Agreement